Exhibit 99.1

For Immediate Release

Date: February 1, 2006

Contacts:	J. Williar Dunlaevy	Michael A. Christopher
	Chairman & Chief Executive Officer	President & Chief Operating Officer
Phone:	413-445-3500	413-445-3409
Email:	bill.dunlaevy@legacybanks.com	mike.christopher@legacybanks.com

Legacy Bancorp, Inc. Reports Results for Quarter and Year Ended December 31, 2005

PITTSFIELD, MASSACHUSETTS (February 1, 2006): Legacy Bancorp, Inc. (the “Company” or “Legacy”) (NASDAQ: LEGC), the bank holding company for Legacy Banks (the “Bank”), today reported a net loss of $5.5 million for the quarter ended December 31, 2005. For the twelve months ended December 31, 2005, the Company reported a net loss of $2.2 million. The loss in both periods was anticipated and was primarily the result of two non-recurring charges recorded in the fourth quarter of 2005: 1) a $7.7 million contribution made by the Company to the Legacy Banks Charitable Foundation as part of the mutual to stock conversion and 2) penalties of $2.4 million paid by the Bank to the Federal Home Loan Bank of Boston (FHLBB) for the prepayment of $19.5 million of longer-term advances with a weighted average rate of 6.64%. These two items were partially offset by a gain of $905,000 on the curtailment of the Bank’s defined benefit plan. Excluding these non-recurring items and net gains on the sale or impairment of securities, the Company’s core earnings were $4.5 million in 2005. Because shares had not been issued and outstanding during the entire period, earnings per share have not been reported for the three or twelve months ended December 31, 2005.

Legacy completed its mutual-to-stock conversion and related stock offering on October 26, 2005, with the issuance of 10,308,600 shares (including 763,600 shares issued to the Legacy Banks Foundation). Net proceeds received in connection with the offering aggregated $92.7 million. The Company’s Employee Stock Ownership Plan (“ESOP”) completed its open market purchases in the fourth quarter, bringing the total shares purchased through December 31, 2005 to 824,688, or 8% of the 10,308,600 shares outstanding on that date. The total shares outstanding resulted in a book value per share and tangible book value per share of $14.18 and $13.88, respectively, at year end.

J. Williar Dunlaevy, Chief Executive Officer, noted, “The losses in the 4th Quarter and for the year were anticipated as part of our mutual to stock conversion. Formation of The Legacy Banks Foundation will be an immense benefit to the communities we serve. Restructuring the Federal Home Loan Bank debt enables us to decrease leverage and reduce interest expense, and the prepayment penalties were less than our original projections. Both strategies were described in our prospectus.”

“Excluding the contribution to the Foundation, the FHLBB penalties, and other non-core items, our core earnings from bank operations were $4.5 million, a 28.2% increase over 2004 core earnings of $3.5 million. Core earnings growth has been generated by asset growth and expense control. Correspondingly, our core efficiency ratio has improved over the past three years.

“We were very pleased with the results of our initial public offering, purchased entirely by our depositors, and with the subsequent performance of our stock. Our management team is excited to begin 2006 in our first full quarter and year as a public company. We look forward to proceeding with the various growth initiatives described in our prospectus, while continuing to maintain sound asset quality, stringent financial controls, and continuing to increase shareholder value.”

The combination of the conversion and organic growth has resulted in the Company’s balance sheet increasing by $97.0 million, or 14.2%, from $681.3 million at December 31, 2004 to $778.3 million at December 31, 2005. Within the overall asset growth, Legacy experienced strong loan growth in each of its major portfolios. The gross loan portfolio increased by $14.2 million, or 2.6% in the fourth quarter of 2005, and $43.0 million, or 8.5%, for the year. In particular, residential mortgage balances increased by $23.8 million, or 8.4% to $308.0 million, and the commercial real estate loan balances, including both loans within our market area as well as national commercial real estate loans increased $19.1 million, or 13.5% to $160.7 million. The Company remains committed to the further expansion of its commercial lending business over the next several years, as outlined in its prospectus. The investment portfolio has increased by $48.0 million, or 36.4% primarily due to deployment of a portion of the funds received in the Company’s stock offering into short-term securities. The Company anticipates that these funds will be used for future growth.

In the twelve months ended December 31, 2005, the Company’s deposits increased by $23.5 million, or 5.2%, to $474.4 million. Driving that growth was the continued success of the LifePath package of services, as well as growth in certificates of deposit, and business and municipal deposits. In 2006, the Bank will be focusing its marketing efforts on building its brand and retail and commercial business in all the markets it serves.

In the fourth quarter of 2005, the Bank prepaid $19.5 million of longer term FHLBB borrowings with an average rate of 6.64%. As a result, FHLBB borrowings decreased $22.6 million, or 13.4% for the quarter, and $13.8 million, or 8.6% as compared to the end of 2004.

Asset quality remains strong at the close of the fourth quarter, with non-performing assets as a percentage of total assets at 0.12% as of December 31, 2005. The provision for loan losses increased by $142,000, or 63.7% in the fourth quarter of 2005 as compared to the same period of 2004. This increase was a reflection of both loan growth as well as a continuous evaluation of the Bank’s methodology for the establishment of the allowance. This evaluation led to the Bank increasing the loss provision for its growing national commercial real estate loan portfolio by 25 basis points in the fourth quarter of 2005. The 2004 provision expense of $212,000 is in addition to a $363,000 provision for the Bank’s off-balance sheet commitments. Including the provision for off-balance sheet commitments, the provision expense increased by $266,000, or 46.3% for the year ended December 31, 2005 as compared to 2004. The allowance for loan losses stood at 0.77% of total loans at year end, representing 467.33% of non-performing loans on that date.

The Company’s net interest margin (“NIM”) was 3.31% for the three months ended December 31, 2005, an increase of 13 basis points compared to the fourth quarter of 2004. For the twelve months ended December 31, 2005, the NIM increased 4 basis points from 3.18% in 2004 to 3.22%. The

NIM has benefited from the increase in higher-yielding commercial and home-equity loans. This widening of the NIM coupled with balance sheet growth resulted in a $1.0 million increase in net interest income, which rose to $6.2 million in the three months ended December 31, 2005 from $5.2 million in the comparable period in 2004. For the year ended December 31, 2005, net interest income increased by $2.4 million, from $19.5 million for the year ended December 31 2004, to $21.9 million for the year ended December 31, 2005. Balance sheet growth contributed $1.6 million of this increase while the remaining $800,000 was due to higher yielding loans mentioned above.

Non-interest income for the quarter totaled $1.6 million net of the FHLBB prepayment penalty and gain on curtailment of the Bank’s defined benefit plan, an increase of $443,000 compared to the fourth quarter of 2004. This increase is primarily a result of an increase in commercial loan prepayment penalties of $577,000, offset in part by a $193,000 increase in security losses due to other than temporary impairment. For the year, excluding the FHLBB prepayment penalty and curtailment gain, non-interest income increased by $388,000 or 8.7% from 2004.

Excluding the contribution to the Legacy Banks Charitable Foundation, operating expenses increased by $981,000, or 21.9% for the fourth quarter of 2005 as compared to the same period in the prior year. For the year, net operating expenses increased by $821,000, or 4.6%. The increase in the fourth quarter and year was primarily due to the Bank’s inception of its employee stock ownership plan (ESOP) during that time.

The Company’s core efficiency ratio for the quarter (GAAP efficiency ratio net of the contribution to the Legacy Banks Foundation, FHLBB prepayment penalties, gains on sale or impairment of securities, net and gain on curtailment of defined benefit plan) improved to 69.1% from 72.0% in the year earlier period. For the year the core efficiency ratio improved to 69.9% from 73.7% in 2004.

CONFERENCE CALL

J. Williar Dunlaevy, Chairman and Chief Executive Officer, and Stephen M. Conley, Chief Financial Officer, will host a conference call at 3:00 p.m. (EST) on Thursday, February 2, 2006. Persons wishing to access the conference call may do so by dialing 877-407-9205. Replays of the conference call will be available beginning February 2, 2006 at 6:00 p.m. (EST) through February 9, 2006 at 11:59 p.m. (EST) by dialing 877-660-6853 and using Account #286 and Conference ID# 189214 (both numbers are needed to access the replay). The conference call can also be accessed at www.legacybanks.com.

FORWARD LOOKING STATEMENTS

Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Legacy Bancorp is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and the associated conference call. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

NON-GAAP FINANCIAL MEASURES

In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. We believe that providing certain non-GAAP financial measures, such as core efficiency ratio, provides investors with information useful in understanding our financial performance, our performance trends and financial position. A reconciliation of non-GAAP to GAAP financial measures is included in the accompanying financial tables, elsewhere in this report.

LEGACY BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31, 2005	December 31, 2004
	(Unaudited)
ASSETS

Cash and due from banks	$12,331	$11,820
Short-term investments	6,901	4,978

Cash and cash equivalents	19,232	16,798

Securities and other investments	179,855	131,894
Loans held for sale	126	616
Loans, net of allowance for loan losses of $4,220 in 2005 and $3,846 in 2004	547,500	504,728
Premises and equipment, net	14,236	13,777
Accrued interest receivable	3,235	2,790
Goodwill, net	3,085	3,085
Net deferred tax asset	5,258	2,783
Bank-owned life insurance	4,153	3,886
Other assets	1,650	930

	$778,330	$681,287

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits	$474,381	$450,868
Securities sold under agreements to repurchase	4,999	4,557
Federal Home Loan Bank advances	145,923	159,704
Mortgagors' escrow accounts	931	1,020
Accrued expenses and other liabilities	5,930	5,691

Total liabilities	632,164	621,840

Stockholders' Equity
Prefferred Stock ($.01 par value, 10,000,000 shares authorized, none issues or outstanding)	—	—
Common Stock ($.01 par value, 40,000,000 shares authorized, 10,308,600 issued and outstanding at December 31, 2005, none issued or outstanding at December 31, 2004	103	—
Additional paid-in-capital	100,202	—
Unearned Compensation	(10,252)	—
Retained earnings	57,202	59,437
Accumulated other comprehensive (loss) income	(1,089)	10

Total stockholders equity	146,166	59,447

	$778,330	$681,287

LEGACY BANCORP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Interest and dividend income:
Loans	$8,196	$7,229	$30,988	$27,405
Securities:
Taxable	1,578	1,181	5,146	4,107
Tax-Exempt	54	30	178	49
Short-term investments	476	26	666	75

Total interest and dividend income	10,304	8,466	36,978	31,636

Interest expense:
Deposits	2,370	1,563	8,252	5,614
Federal Home Loan Bank advances	1,744	1,538	6,713	5,639
Other borrowed funds	25	213	89	849

Total interest expense	4,139	3,314	15,054	12,102

Net interest income	6,165	5,152	21,924	19,534
Provision for loan losses	365	223	841	212

Net interest income, after provision for loan losses	5,800	4,929	21,083	19,322

Non-interest income:
Customer service fees	1,306	714	3,344	2,649
Portfolio management fees	222	215	890	839
Income from bank owned life insurance	80	(1)	218	17
Insurance, annuities and mutual fund fees	48	23	168	225
Gain on sales of securities, net	21	37	160	136
Loss on impairment of securities	(200)	(7)	(225)	(7)
Loss on impairment of other investments	(24)	(3)	(24)	(13)
Gain on sales of loans, net	50	49	236	278
FHLB prepayment expense	(2,351)	—	(2,351)	—
Gain on curtailment of defined benefit pension plan	905	—	905	—
Miscellaneous	48	81	56	311

Total non-interest income	105	1,108	3,377	4,435

Non-interest expenses:
Salaries and employee benefits	3,320	2,640	10,964	10,164
Occupancy and equipment	574	505	2,217	2,122
Data processing	477	493	1,870	1,856
Professional fees	258	145	652	547
Advertising	178	146	694	598
Charitable contributions	7,671	51	7,846	168
Other general and administrative	619	508	2,155	2,494

Total non-interest expenses	13,097	4,488	26,398	17,949

Income (loss) before income taxes	(7,192)	1,549	(1,938)	5,808

Provision (benefit) for income taxes	(1,739)	606	297	2,254

Net (loss) income	$(5,453)	$943	$(2,235)	$3,554

LEGACY BANCORP, INC. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS AND OTHER DATA

(Dollars in thousands except share and per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004
Financial Highlights:
Net interest income	$6,165	$5,152	$21,924	$19,534
Net (loss) income	(5,453)	943	(2,235)	3,554
Shareholders’ equity — end of period	146,166	59,447	146,166	59,447
Book value per share — end of period	14.18	n/a	14.18	n/a
Tangible book value per share — end of period	13.88	n/a	13.88	n/a

Ratios and Other Information:
Return (loss) on average assets	(2.77)%	0.55%	(0.31)%	0.55%
Return (loss) on average equity	(17.40)%	6.38%	(2.90)%	6.12%
Net interest rate spread (1)	2.67%	2.91%	2.84%	2.90%
Net interest margin (2)	3.31%	3.18%	3.22%	3.18%
Efficiency ratio (3)	219.4%	72.0%	104.2%	73.8%
Average interest-earning assets to average interest-bearing liabilities	128.30%	113.52%	117.30%	113.89%

At period end:
Non-performing assets to total assets	0.12%	0.26%
Non-performing loans to total loans	0.16%	0.35%
Allowance for loan losses to non-performing loans	467.33%	217.41%
Allowance for loan losses to total loans	0.77%	0.76%
Equity to total assets	18.8%	8.7%
Number of full service offices	10	10

(1)	The net interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(3)	The efficiency ratio represents non-interest expense for the period minus expenses related to the amortization of intangible assets divided by the sum of net interest income (before the loan loss provision) plus non-interest income.

	Three Months Ended December 31, 2005			Three Months Ended December 31, 2004
	Average Outstanding Balance	Interest	Yield/Rate(1)	Average Outstanding Balance	Interest	Yield/Rate(1)
	(Dollars in thousands)
Interest-earning assets:
Loans - Net (2)	$536,626	$8,196	6.11%	$509,985	$7,229	5.67%
Investment securities	160,140	1,632	4.08%	131,546	1,211	3.68%
Short-term investments	49,279	476	3.86%	6,098	26	1.71%

Total interest-earning assets	746,045	10,304	5.52%	647,629	8,466	5.23%
Non-interest-earning assets	40,292			36,698

Total assets	$786,337			$684,327

Interest-bearing liabilities:
Savings deposits	$67,034	76	0.45%	$76,238	76	0.40%
LifePath Savings	73,940	498	2.69%	59,903	274	1.83%
Money market	55,458	277	2.00%	64,448	171	1.06%
NOW accounts	40,491	23	0.23%	37,355	17	0.18%
Certificates of deposits	182,216	1,496	3.28%	163,774	1,025	2.50%

Total deposits	419,139	2,370	2.26%	401,718	1,563	1.56%
Borrowed Funds	162,356	1,769	4.36%	168,757	1,751	4.15%

Total interest-bearing liabilities	581,495	4,139	2.85%	570,475	3,314	2.32%
Non-interest bearing liabilities	79,462			54,706

Total liabilities	660,957			625,181
Equity	125,380			59,146

Total liabilities and equity	$786,337			$684,327

Net interest income		$6,165			$5,152

Net interest rate spread (3)			2.67%			2.91%
Net interest-earning assets (4)	$164,550			$77,154

Net interest margin (5)			3.31%			3.18%
Average interest-earning assets to interest-bearing liabilities			128.30%			113.52%

(1)	Yields and rates for the three months ended December 31, 2005 and 2004 are annualized.
(2)	Includes loans held for sale.
(3)	Net interest rate spread represents the difference between the yield on total average interest-earning assets and the cost of total average interest-bearing liabilities for the three months ended December 31, 2005 and 2004.
(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

	Twelve Months Ended December 31, 2005			Twelve Months Ended December 31, 2004
	Average Outstanding Balance	Interest	Yield/Rate(1)	Average Outstanding Balance	Interest	Yield/Rate(1)
	(Dollars in thousands)
Interest-earning assets:
Loans - Net (2)	$523,696	$30,988	5.92%	$487,501	$27,405	5.62%
Investment securities	137,180	5,324	3.88%	121,310	4,156	3.43%
Short-term investments	19,139	666	3.48%	6,271	75	1.20%

Total interest-earning assets	680,015	36,978	5.44%	615,082	31,636	5.14%
Non-interest-earning assets	37,740			36,159

Total assets	$717,755			$651,241

Interest-bearing liabilities:
Savings deposits	$69,088	299	0.43%	$80,545	334	0.41%
LifePath Savings	71,188	1,686	2.37%	40,338	748	1.85%
Money market	59,016	952	1.61%	72,107	681	0.94%
NOW accounts	39,507	85	0.22%	36,431	56	0.15%
Certificates of deposits	177,613	5,230	2.94%	155,024	3,795	2.45%

Total deposits	416,412	8,252	1.98%	384,445	5,614	1.46%
Borrowed Funds	163,328	6,802	4.16%	155,602	6,488	4.17%

Total interest-bearing liabilities	579,740	15,054	2.60%	540,047	12,102	2.24%
Non-interest bearing liabilities	61,049			53,158

Total liabilities	640,789			593,205
Equity	76,966			58,036

Total liabilities and equity	$717,755			$651,241

Net interest income		$21,924			$19,534

Net interest rate spread (3)			2.84%			2.90%
Net interest-earning assets (4)	$100,275			$75,035

Net interest margin (5)			3.22%			3.18%
Average interest-earning assets to interest-bearing liabilities			117.30%			113.89%

(1)	Yields and rates for the twelve months ended December 31, 2005 and 2004 are actual.
(2)	Includes loans held for sale.
(3)	Net interest rate spread represents the difference between the yield on total average interest-earning assets and the cost of total average interest-bearing liabilities for the twelve months ended December 31, 2005 and 2004.
(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

Reconciliation of Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude significant gains or losses that are expected to be non-recurring and to exclude the effects of amortization of intangible assets (in the case of the efficiency ratio). Because these items and their impact on the Company’s performance are difficult to predict, management believes that presentations of financial measures excluding the impact of these items provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	Three months ended December 31, 2005	Three months ended December 31, 2004	Twelve months ended December 31, 2005	Twelve months ended December 31, 2004
Net (loss) Income (GAAP)	$(5,453)	$943	$(2,235)	$3,554
Add back contribution to the Legacy
Banks Charitable Foundation	7,628	—	7,628	—
Add back penalty on prepayment of FHLBB advances	2,351	—	2,351	—
Add back: Loss or (gain) on sale or impairment of securities, net	203	(27)	89	(116)
Less: Gain on curtailment of defined benefit plan	(905)	—	(905)	—
Adjustment: Income taxes	(2,535)	10	(2,463)	45

	$1,289	$926	$4,465	$3,483

Efficiency Ratio (GAAP)	219.4%	72.0%	104.2%	73.8%

Effect of contribution to the Legacy Banks Charitable Foundation	(123.6)	—	(28.6)	—
Effect of penalty on prepayment of FHLBB advances	(38.1)	—	(8.8)	—
Effect of gain or loss on sale or impairment of securities, net	(3.3)	—	(0.3)	(0.1)
Effect of gain on curtailment of defined benefit plan	14.7	—	3.4	—

	69.1%	72.0%	69.9%	73.7%

###